EXHIBIT 23.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-232711) of Icahn Enterprises L.P. and Icahn Enterprises Holdings L.P.

(2) Registration Statement (Form S-8 No. 333-216934) pertaining to the Icahn Enterprises L.P. 2017 Long Term Incentive Plan
of our reports dated February 25, 2020, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Hertz Global Holdings, Inc. and The Hertz Corporation as of and for the year ended December 31, 2019, appearing in the Annual Report on Form 10-K of Hertz Global Holdings, Inc. and The Hertz Corporation and incorporated by reference in this Annual Report on Form 10-K of Icahn Enterprises L.P. and Icahn Enterprises Holdings L.P.

/s/ Ernst & Young LLP

Tampa, Florida
February 28, 2020